Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-116972 of The Pantry, Inc. on Form S-3 of our report dated December 4, 2003, except for Note 20 as to which the date is February 12, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, on September 27, 2002, and the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, on September 28, 2001) appearing in the Annual Report on Form 10-K/A (Amendment No. 2) of The Pantry, Inc., for the year ended September 25, 2003. We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Raleigh, North Carolina

July 19, 2004